                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                  AGREEMENT (this "Agreement"), by and between Lodgian, Inc., a Delaware corporation (the "Company"), and David Hawthorne (the "Executive"), dated as of November 1, 2001. Capitalized terms used in this Agreement that are not defined in the operative provisions of this Agreement shall have the meanings ascribed to them on Exhibit B hereto.

         1. EMPLOYMENT PERIOD. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period, subject to the terms and conditions of this Agreement. The term "Employment Period" means the period commencing on the date hereof and ending on the third anniversary of such date.

         2. POSITION AND DUTIES.

         (a) Commencing on the date hereof and for the remainder of the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company. The Executive shall report directly to the Board of Directors of the Company (the "Board") and shall have such duties and authority, consistent with his position as the President and Chief Executive Officer of the Company, as shall be reasonably assigned to him from time to time by the Board.

         (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his entire working time, attention and energies to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently such responsibilities. The Executive shall be entitled to not less than four (4) weeks of paid vacation during each calendar year of the Employment Period.

         3. PLACE OF PERFORMANCE. The Executive shall perform his duties and conduct his business at the principal executive offices of the Company, except for required travel on the Company's business.

         4. COMPENSATION. As full and complete compensation for all services performed by the Executive and subject to the performance of the Executive's obligations in this Agreement the Executive shall be entitled to the compensation set forth in this Section 4:

         (a) Signing Bonus. Within thirty (30) days after the date hereof, the Company shall pay to the Executive a signing bonus in the amount of $150,000.

         (b) Base Salary. During the Employment Period, the Company shall pay the Executive a minimum annual base salary of $400,000 ("Base Salary"). Base Salary shall be payable in accordance with the usual payment practices of the Company with respect to the payment of regular compensation to its other executive officers. The Board shall review Executive's Base Salary annually, and in its sole discretion, may increase Executive's Base Salary from year to year.



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         (c) Annual Bonus. The Executive shall be eligible, for each fiscal year ending during the Employment Period, to receive an annual cash bonus of up to 100% of Base Salary; provided, however, that the Executive shall only be eligible for a cash bonus of up to 50% of Base Salary for any fiscal year in which the Executive is paid a Reorganization Bonus pursuant to Section 4(e). The annual bonus for each year of the Employment Period will be determined based on the Company's achievement of performance objectives that are mutually agreed to by the Board or a committee thereof and the Executive. The annual bonus shall be paid in a lump sum payment following the end of the calendar year with respect to which such bonus is payable (such payment to be made at or within the same time or times that performance bonuses are paid to the other executive officers of the Company).

         (d) Equity Incentives. As further inducement for the Executive to enter into this Agreement and to continue in the employ of the Company, the Company will grant to the Executive options to acquire 1,000,000 shares of the Company's common stock. Unless the Company shall have theretofore commenced a proceeding (whether voluntary or involuntary) under the U.S. Bankruptcy Code, 333,334 of such options shall vest upon the first anniversary of the date hereof, 333,333 of such options shall vest upon the second anniversary of the date hereof, and 333,333 of such options shall vest upon the third anniversary of the date hereof. The exercise price per share of the options will equal the fair market value of the Company's Common Stock on the date of this Agreement. The options described in this Section 4(d) shall be evidenced by a stock option agreement to be entered between the Company and the Executive substantially in the form the Company uses for similar option grants. All such options will terminate automatically upon the Company's commencement of a bankruptcy proceeding (whether voluntary or involuntary) under the U.S. Bankruptcy Code.

         (e) Reorganization Bonus. If, during the Employment Period and for a period of 180 days following the Date of Termination, the Company consummates a Successful Restructuring, the Company shall pay Executive a cash bonus as provided in this Section 4(e). For purposes of this Agreement, a "Successful Restructuring" shall mean a restructuring or refinancing of substantially all of the Company's funded debt and other debt obligations reflected as liabilities on the Company's balance sheet in a bankruptcy proceeding or out of court proceeding, in either case in which a majority of the members of the Company's Board of Directors approve such refinancing or restructuring and (A) which has the effect of reducing the outstanding principal balance of such debt and debt obligations or reducing the Company's cash debt service requirements in respect of such debt and debt obligations and (B) in which all of the holders of the Company's outstanding equity immediately prior to such restructuring or refinancing receive (i) an aggregate equity interest, or other debt or equity security or other right that is convertible or exchangeable into an aggregate equity interest, in the Company following such restructuring or refinancing or
(ii) cash or non-convertible debt securities with a value equivalent to such equity interest (the "Post Restructuring Equity Percentage"). The Reorganization Bonus will be (i) $900,000 if the Post Restructuring Equity Percentage is greater than 1% but less than 10% on a fully diluted basis and (ii) $1,200,000 if the Post Restructuring Equity Percentage is 10% or more on a fully diluted basis.

         (f) Benefits. Except as modified by this Agreement, throughout the Employment Period, the Executive shall be entitled (i) to participate in Plans,
(ii) to receive all benefits, perquisites and emoluments for which other executive officers of the Company are


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eligible under any Plan now or hereafter established and maintained by the
Company to the fullest extent permissible under the general terms or provisions of such Plans and in accordance with the provisions thereof and (iii) to use of the leased automobile used by the Company's former chief executive officer or other comparable vehicle (including automobile insurance). Nothing in this Agreement shall preclude the Company from terminating or amending, from time to time, any Plan.

         (g) Expenses. During the Employment Period, the Company shall reimburse the Executive in accordance with the Company's policy for all reasonable expenses and other disbursements incurred by the Executive for or on behalf of the Company in connection with the performance of the Executive's duties hereunder upon presentation of appropriate receipts or other documentation therefore.

         (h) Temporary Housing; Relocation Expenses. The Company shall pay or reimburse the Executive for temporary housing and living expenses for a period of six (6) months from the date of this Agreement. During the Employment Period, in the event the Executive relocates his residence to Atlanta, Georgia or the surrounding areas, the Company shall pay or reimburse the Executive for all costs and expenses incurred in connection with such relocation.

         (i) No Other Compensation or Benefits. The Executive agrees that, except for the payments and benefits outlined in Sections 4, 5, 6 and 10, the Executive is not entitled to any other payments or benefits.

         5. TERMINATION OF EMPLOYMENT.

         (a) Termination for Death, Disability or Retirement. The Executive's employment shall terminate upon his death, Disability or Retirement during the Employment Period. In the event of such termination:

          (i) the Company shall make a lump sum cash payment to the Executive (or, in the event that termination results from the death of the Executive, to his estate) within thirty (30) days after the Date of Termination in an amount equal to the sum of:

               (A) the Executive's Base Salary payable through the Date of Termination to the extent not already paid;

               (B) the Executive's actual earned annual bonus for any completed fiscal year or period not theretofore paid;

               (C) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, as provided in Section 4; and

               (D) the unpaid portion of any amounts earned by the Executive prior to the date of such termination pursuant to any benefit program in which the executive participated during the Employment Period, including without limitation any accrued vacation pay to the extent not theretofore paid;



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          (ii) the Executive shall retain options which shall have been vested as of the Date of Termination and shall forfeit options which have not been vested; and

          (iii) the Executive (and his spouse and dependent children) will be entitled to continuation of health, life and disability benefits under the Plans for a period of one year from the Date of Termination on terms and conditions no less favorable than those in effect on the Date of Termination; provided, that the obligations of the Company under this clause (iii) shall be terminated if, at any time after the Date of Termination, the Executive is employed by or is otherwise affiliated with a party that offers comparable health, life and disability benefits to the Executive.

         (b) Resignation by the Executive. If the Executive shall resign his employment with the Company, the Executive shall provide the Company with a written notice of termination at least sixty (60) days prior to the Date of Termination. In the event of such resignation:

          (i) the Company shall make a lump sum cash payment to the Executive within thirty (30) days after the Date of Termination in an amount equal to the sum of:

               (A) the Executive's Base Salary payable through the Date of Termination to the extent not already paid;

               (B) the Executive's actual earned annual bonus for any completed fiscal year or period not theretofore paid;

               (C) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, as provided in Section 4; and

               (D) the unpaid portion of any amounts earned by the Executive prior to the date of such termination pursuant to any benefit program in which the executive participated during the Employment Period, including without limitation any accrued vacation pay to the extent not theretofore paid;

          (ii) upon providing the Company with a Notice of Termination and until the Date of Termination, the Executive shall cooperate fully with the Company in achieving a smooth transition of the Executive's duties and responsibilities to such person(s) as may be designated by the Company; and

          (iii) the Executive shall retain only the options which shall have already vested as of the Date of Termination and shall forfeit the options which have not been vested.

         (c) Termination by the Company for Cause. If the Executive's employment shall be terminated for Cause during the Employment Period, the Employment Period shall terminate without further obligations to the Executive other than the obligation to pay him all payments and benefits due, in accordance with the Company's Plans through the Date of Termination. Upon a termination for Cause, the Executive shall retain all vested options and shall forfeit all unvested options.


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         6. OBLIGATIONS OF THE COMPANY RELATING TO A CHANGE OF CONTROL. Upon
consummation of a Change of Control, then, notwithstanding anything to the contrary in this Agreement:

         (a) All unvested options held by the Executive shall vest upon consummation of a Change of Control unless the Company shall have theretofore commenced a proceeding (whether voluntary or involuntary) under the U.S. Bankruptcy Code in which case all such options shall have terminated.

         (b) In the event the Company (i) terminates the Executive's employment or (ii) there is a material diminution of the position, duties, benefits and other terms of Executive's employment with the Company, as in effect immediately prior to a Change of Control, within one year of a Change of Control (other than a termination by the Company for Cause), the Company shall make a lump sum cash payment to the Executive in the amount equal to the sum of:

               (A) the greater of (x) one and one-half times the Base Salary in effect upon consummation of the Change of Control and (y) the Base Salary in effect upon consummation of the Change of Control multiplied by the number of years remaining in the Employment Period (plus, if the remaining Employment Period includes a period of less than a full year, a pro rated amount of the Base Salary for the number of full months remaining in the Employment Period);

               (B) the Executive's Base Salary payable through the Date of Termination to the extent not already paid;

               (C) the Executive's actual earned annual bonus for any completed fiscal year or period not theretofore paid;

               (D) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, as provided in Section 4; and

               (E) the unpaid portion of any amounts earned by the Executive prior to the date of such termination pursuant to any benefit program in which the executive participated during the Employment Period, including without limitation any accrued vacation pay to the extent not theretofore paid;

         (c) The Executive, his spouse and dependent children will be entitled to continuation of the health, life and disability benefits set forth in Section 5(a)(iii) for one year following consummation of a Change of Control on terms and conditions no less favorable than those in effect on the date of the Change of Control.

         7. OFFSET. The Company shall have the right to offset the amounts required to be paid to the Executive under this Agreement against any amounts owed by the Executive to the Company, and nothing in this Agreement shall prevent the Company from pursuing any other available remedies against the Executive.


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         8. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any Plan for which the Executive may qualify. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any Plan, contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such Plan, or contract or agreement except as explicitly modified by this Agreement.

         9. FULL SETTLEMENT; LEGAL FEES.

         (a) Release. The Executive agrees that, as a condition to receiving the payments and benefits provided under Sections 5, 6 and 10 the Executive will execute, deliver and not revoke (within the time period permitted by applicable law) a Separation and Release Agreement substantially in the form of Exhibit A hereto.

         (b) Resignation. Upon the Date of Termination, Executive shall automatically be deemed to have resigned as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. The Executive shall execute any further documentation of such resignation as is reasonably requested by the Company.

         10. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. Anything in this Agreement to the contrary notwithstanding, in the event that any actual or constructive benefit payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement) (a "Payment') would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall make the payments described on Exhibit C hereto.

         11. RESTRICTIONS AND OBLIGATIONS OF THE EXECUTIVE.

         (a) Consideration for Restrictions and Covenants. The parties hereto acknowledge and agree that the principal consideration for the agreement to make the payments provided in Sections 4, 5, 6 and 10 hereof from the Company to the Executive and the grant to the Executive of the options of the Company as set forth herein is the Executive's compliance with the undertakings set forth in this Section 11. Specifically, the Executive agrees to comply with the provisions of this Section 11 irrespective of whether the Executive is entitled to receive any payments under Sections 4, 5, 6 or 10 of this Agreement.

         (b) Confidentiality. All Confidential Information and Trade Secrets (as defined below) and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to him by the Company, or as otherwise required by law, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade



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Secrets or any physical embodiments thereof nor take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets. As used herein, "Confidential Information" means data and information relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through its relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The provisions in this Agreement restricting the use of Confidential Information shall survive for a period of two (2) years following termination of this Agreement. As used herein, "Trade Secrets" means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The provisions of this Agreement restricting the use of Trade Secrets shall survive termination of this Agreement for so long as is permitted by the Georgia Trade Secrets Act of 1990, O.C.G.A. Sections 10-1-760-10-1-767.

         (c) Return of Property. Upon request by the Company, and in any event upon termination of the employment of the Executive with the Company for any reason, the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive's custody, control or possession.

         (d) Non-Solicitation.

          (i) During the Employment Period and for a two-year period following the Date of Termination, the Executive shall not, directly or indirectly solicit, encourage, cause or induce any officer of the Company or any of its subsidiaries to terminate such officer's employment with the Company or such subsidiary for the employment of another company without the prior written consent of the Board.

          (ii) The Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 11(d).

         (e) Litigation Assistance. At the request and expense of the Company, the Executive agrees to cooperate with the Company and its counsel in regard to any litigation presently pending or subsequently initiated involving matters of which the Executive has particular knowledge as a result of employment with the Company. Such cooperation shall consist of the Executive making himself available at reasonable times for consultation with


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officers of the Company and its counsel and for depositions or other similar activity should the occasion arise; provided, however, Executive shall cooperate only to the extent that the Executive can do so without materially affecting the Executive's other business obligations to his employers or other third parties. Payment, based on the Executive's last per diem earnings, for the Executive's time involved, reasonable travel costs and out-of-pocket expenses in connection with such cooperation shall be reimbursed by the Company.

         (f) Equitable Relief; Severability; Survival. Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section 11, it is expressly agreed by the Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation or any continuing violation thereof. Each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in this Section 11, any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency. The covenants contained in Section 4,
Section 5, Section 6 and Section 11 shall survive the conclusion of the Executive's employment by the Company to the extent specified herein.

         12. SUCCESSORS.

         (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinafter defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

         13. MISCELLANEOUS.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.

         (b) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.



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         (c) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          (i) If to the Executive, to the address on file with the Company; and

          (ii) If to the Company, to it at Lodgian, Inc., 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia, 30326, Attention: General Counsel;

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (e) Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement. The Executive acknowledges that the restrictive covenants contained in Section 11 are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects. If any court or arbitrator determines that any of the covenants in Section 11, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

         (f) Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

         (g) Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         (h) Dispute Resolution.

          (i) In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association ("AAA") (or any like organization successor thereto) in Atlanta, Georgia. Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the AAA in as expedited a manner as is then permitted by such rules (the "Arbitration"). Both the foregoing agreement of the parties to arbitrate


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     any and all such claims, and the results, determination, finding, judgment and/or award rendered through such Arbitration, shall be final and binding on the parties hereto and may be specifically enforced by legal proceedings.

          (ii) Such Arbitration may be initiated by written notice from either party to the other which shall be a compulsory and binding proceeding on each party. The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the AAA. Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty (30) days following completion of the Arbitration.

          (iii) The costs of any such Arbitration, whether initiated by the Company or the Executive, shall be borne by the Company unless otherwise ordered by the Arbitrator.

          (iv) Any action to compel arbitration hereunder shall be brought in the State Court of Georgia.


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         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                       LODGIAN, INC.



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:



                                       DAVID HAWTHORNE



                                       ---------------------------------------




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                                                                       EXHIBIT A

                        SEPARATION AND RELEASE AGREEMENT

         This Separation and Release Agreement ("Agreement") is entered into as of this __ day of ___________________________, 20___, between LODGIAN, INC., a
Delaware corporation, and any successor thereto (collectively, the "Company") and David Hawthorne (the "Executive").

         The Executive and the Company agree as follows:

         1. The employment relationship between the Executive and the Company terminated on __________________________________ (the "Termination Date").

         2. In accordance with the Executive's Employment Agreement (the "Employment Agreement"), the Company has agreed to pay the Executive certain payments and to make certain benefits available after the Date of Termination.

         3. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive's heirs, executors and assigns, hereby releases and forever discharges the Company and its stockholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this agreement arising from or relating to the Executive's employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least twenty-one (21) days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver.

         4. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.



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         5. The Executive waives any right to reinstatement or future employment with the Company following the Executive's separation from the Company on the Date of Termination.

         6. This Agreement shall not release any claim or right the Executive, his spouse, dependent children, executor or assigns have or has to (i) compensation or benefits under the Employment Agreement, (ii) any other rights the Executive may have under the terms of the Employment Agreement, (iii) any claims under any employee pension benefit plan, or any employee welfare benefit plan, as those terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, (iv) retirement, welfare or fringe benefits following termination of employment, (v) any claims the Executive may have for workers' compensation benefits, (vi) any claims that Executive may have for personal injury (other than for defamation) caused by the negligent or willful act of or on behalf of the Company or any other released party, and (vii) indemnification and/or contribution from the Company.

         7. The Executive agrees not to engage in any act after execution of this Separation and Release Agreement that is intended to harm the reputation of the Company, its officers, directors, stockholders or employees. The Executive will take no action which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.

         8. The Executive shall continue to be bound by Section 11 of the Executive's Employment Agreement.

         9. The Executive shall promptly return all the Company property in the Executive's possession, including, but not limited to, the Company keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company business. The Executive shall return any leased or Company automobile.

         10. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Executive's Employment Agreement.

         11. This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         12. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

         13. It is further understood that for a period of seven (7) days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the seven (7) day revocation period, written notice of any revocation, all monies received by the Executive under this Agreement and all originals and copies of this Agreement.

         14. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least twenty-one (21) days to consider this Agreement.

         The parties to this Agreement have executed this Agreement as of the day and year first written above.



                                       LODGIAN, INC.



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:



                                       DAVID HAWTHORNE



                                       ---------------------------------------

                                                                       EXHIBIT B

         Capitalized terms used in the Agreement that are not elsewhere defined in the Agreement have the definitions set forth below:

         "Cause" means (i) the Executive's willful misconduct with respect to the business and affairs of the Company; (ii) a failure to comply with a written lawful and reasonable order of the Board; (iii) the Executive being convicted of a felony or the entering by the Executive of a plea of nolo contendere with respect to a charged felony; (iv) a material breach of Employee's duties and obligations under this Agreement and if such breach is capable of being cured, the Executive's failure to cure such breach within thirty (30) days of receipt thereof from the Company; or (iv) the Executive's commission of an act of fraud or financial dishonesty with regard to the Company.

         "Change of Control" means, after the date hereof:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company or any of its subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (iii) any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii), (iii) and (iv) of subsection
(c) below, or (iv) any acquisition by any entity in which the Executive has a material direct or indirect equity interest;

         (b) The cessation of the "Incumbent Board" for any reason to constitute at least a majority of the Board. "Incumbent Board" means the members of the Board on the date hereof and any member of the Board subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, except that the Incumbent Board shall not include any member of the Board whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) The consummation of a merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless immediately following such Business Combination each of the following would be correct:

          (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and

     Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Business Combination (including, without limitation, a Person which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and

          (ii) no Person (excluding (A) any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or such corporation resulting from such Business Combination or any Affiliate of such corporation, or (B) any entity in which the Executive has a material equity interest, or any "Affiliate" (as defined in Rule 405 under the Securities Act of 1933, as amended) of such entity) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination,

          (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; and

          (iv) Executive is the President and Chief Executive Officer of the corporation resulting from such Business Combination. Executive has duties and authorities, and compensation and benefits commensurate with the position of President and Chief Executive Officer of a corporation comparable to that resulting from the Business Combination, but no less favorable than those in effect immediately before such Business Combination, and the corporation resulting from such Business Combination is a publicly traded corporation; or

         (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

         "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, (ii) if the Executive's employment is terminated by reason of death or Disability, retirement, the Date of Termination shall be the date of death or retirement of the Executive or the effective date of the Disability, as the case may be, (iii) if the Executive's Employment is terminated because Executive resigns, the Date of Termination shall be the last day on which the Executive is employed by the Company as a regular employee, or (iv) the last day of the Employment Period.

         "Disability" means (i) the inability of the Executive to perform his duties under this Agreement for (x) a period of one hundred twenty (120) calendar days within any three hundred sixty-five (365) calendar day period, or
(y) ninety (90) consecutive calendar days, and if within thirty (30) calendar days after a notice of termination is provided to the Executive, he shall not have returned to the performance of the Executive's duties hereunder, or (ii) a disability of the Executive within the meaning of Section 72(m)(7) of the Internal Revenue Code, that is, the Executive is unable to engage in any substantial gainful activity with the Company or any other employer, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration, or (iii) the Executive becomes entitled to disability retirement benefits under the Federal Social Security Act or receive benefits under any long-term disability plan or policy maintained by the Company.

         "Notice of Termination" means a written notice that (i) indicates that this Agreement is terminated and (ii) if the Date of Termination is other than the date of such notice, specifies the termination date.

         "Plans" means all employee compensation, benefit and welfare plans, policies and programs of the Company, including, without limitation, incentive, savings, retirement, stock option, restricted stock, supplemental executive retirement, pension, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans, vacation practices, fringe benefit practices and policies relating to the reimbursement of business expenses.

         "Retirement" shall have the meaning ascribed to that term in the Plan under which benefits are being sought by the Executive or, if such meaning is inapplicable, the term shall mean a termination of employment with the Company or a subsidiary on a voluntary basis after to the age of sixty. The term "Retirement" shall also include "early" retirement prior to the age of sixty provided that the Committee, in its sole discretion, consents in writing to accept such early retirement.

                                                                       EXHIBIT C

                                  TAX GROSS-UP

         (a) If required by Section 10 of the Agreement, the Company shall pay to the Executive an additional amount (the "Gross-up") such that the portion of the Gross-up retained by the Executive, after deduction of any Excise Tax on the Gross-up and any Federal, state and local income taxes on the Gross-up, is sufficient to pay the Excise Tax imposed with respect to the Payments. In addition, the Company shall indemnify and hold the Executive harmless on an after-tax basis from any Excise Tax imposed on or with respect to any such Payment (including, without limitation, any interest, penalties and additions to tax payable in connection with any such Excise Tax). For purposes of determining the amount of any Gross-up or the amount required to make an indemnity payment on an after-tax basis, it shall be assumed that the Executive is subject to Federal, state and local income tax at the highest marginal statutory rates in effect for the relevant period after taking into account any deduction available in respect of any such tax (e.g., if state and local taxes are deductible for Federal income tax purposes in the relevant period, it shall be assumed that such taxes offset income that would otherwise be subject to Federal income tax at the highest marginal statutory rate in effect for such period) provided that the extent of any such deduction shall take into account, as determined by the accounting firm described in (b) below, any applicable limitation on itemized deductions imposed by federal law, calculated on the assumption that any such limitation applies proportionately to all itemized deductions on the Executive's federal tax return for the year in question.

         (b) Subject to the provisions of paragraph (c) of this Exhibit C, the determination of (i) whether a Gross-up is required and the amount of such Gross-up and (ii) the amount necessary to make any payment on an after-tax basis, shall be made in accordance with the assumptions set forth in paragraph
(a) of this Exhibit C by a mutually agreed upon accounting firm, or, absent agreement, by whichever of Ernst & Young LLP or PricewaterhouseCoopers LLP is independent of the Company, in each case, at the Company's expense.

         (c) The Executive shall notify the Company as soon as practicable in writing of any claim by the Internal Revenue Service that, if successful, would require any additional Gross-up or indemnity payment beyond that initially calculated under (b) above. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall take all actions necessary to permit the Company to control all proceedings taken in connection with such contest. In that connection, the Company may, at its sole option, pursue or forgo any and all administrative appeals, proceedings, hearings and conferences in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; provided, however, that the Company shall pay and indemnify the Executive from and against all costs and expenses incurred in connection with such contest; provided further, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and at no net after-tax cost to the Executive. If the Executive becomes entitled to receive any refund or credit with respect to such claim (or would be entitled to a refund or credit but for a counterclaim for taxes not indemnified hereunder), the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon) plus the amount of any tax benefit available to the Executive as a result of making such payment (any such benefit calculated based on the assumption that any deduction available to the Executive offsets income that would otherwise be taxed at the highest marginal statutory rates of Federal, state and local income tax for the relevant periods) provided that the extent of any such deduction shall take into account, as determined by the accounting firm described in (b) above, any applicable limitation on itemized deductions imposed by federal law, calculated on the assumption that any such limitation applies proportionately to all itemized deductions on the Executive's federal tax return for the year in question.







                                      C-2